EXHIBIT 5.1

[letterhead of King & Spalding LLP]

        October 19, 2004

Foster Wheeler LLC
and Certain Guarantors
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, N.J. 08809-4000

Re:	Legality of the 10.359% Senior Secured Notes Due 2011, Series A of Foster Wheeler LLC and the guarantees thereof.

Ladies and Gentlemen:

        We have acted as special United States counsel for Foster Wheeler LLC (the "Company"), a Delaware limited liability company, and the guarantors listed in the Indenture (as defined below) (the "Guarantors"), in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed exchange of up to $120,000,000 aggregate principal amount of the Company's 10.359% Senior Secured Notes due 2011, Series A, to be registered under the Act (the "New Notes") for a like principal amount of the Company's issued and outstanding 10.359% Senior Secured Notes due 2011, Series B, that have not been registered under the Act (the "Old Notes"). The Old Notes are, and the New Notes will be, unconditionally guaranteed by the Guarantors (the guarantees of the New Notes, the "New Guarantees").

        In so acting, we have reviewed the Indenture dated as of September 24, 2004 by and among the Company, Wells Fargo Bank, National Association, as trustee, and the Guarantors relating to the New Notes (the "Indenture"). We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

        For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture, the New Notes and the New Guarantees have been duly authorized by all requisite action by the Trustee and the Guarantors organized in states other than New York and Delaware, and that the Indenture has been duly executed and delivered by the Trustee and each of the Guarantors organized in states other than New York and Delaware, and is a valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

        This opinion is limited in all respects to the laws of the State of New York and the Delaware General Corporation Law and the Delaware Limited Liability Company Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

        1.     The Indenture has been duly authorized, executed and delivered by the Company and the Guarantors and constitutes a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

        2.     The New Notes have been duly authorized by the Company and, when executed and delivered by the Company and duly authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

        3.     The New Guarantees have been duly authorized by the Guarantors and, when the New Notes are executed and delivered by the Company and duly authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

        This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus that is included in the Registration Statement.

Very truly yours,
/s/ King & Spalding LLP